CONSENT OF INDEPENDENT AUDITORS



We consent to the inclusion in this Form S-8 being filed under the Securities Exchange Act of 1934 by Uniservice Corporation of our report dated February 4, 1998, relating to our audits of the supplemental consolidated financial statements of Uniservice Corporation as of December 31, 1997 and 1996 and appearing in the aforementioned Form S-8.


Spear, Safer, Harmon & Co.


Miami, Florida
December 2, 1998